(Alamosa Letterhead)

October 22, 2004
Thomas M. Dougherty
Chief Executive Officer and Director
AirGate PCS, Inc.
233 Peachtree St. NE
Harris Tower Suite 1700
Atlanta, GA 30303

Dear Tom:

I appreciated having the opportunity to speak with you regarding a business combination involving our respective companies. As I mentioned to you in our discussions, my board of directors and management team have given significant consideration to a combination of AirGate with Alamosa and have concluded that both organizations and their shareholders stand to realize substantial benefits from such a combination.

On behalf of Alamosa, I submit for consideration by you and your board of directors a proposal for the combination of Alamosa and AirGate in a stock-for-stock merger pursuant to which AirGate stockholders would receive 2.8 Alamosa shares in exchange for each of their AirGate shares. In addition, we would consider paying a significant portion of the consideration in cash rather than stock. Our proposal provides compelling value to your stockholders and the opportunity to continue to participate in the upside available to Alamosa stockholders.

A merger of our two companies would create the premier Sprint PCS Affiliate with over 23 million total POPs, over 18 million covered POPs and approximately 1.188 million subscribers. We believe that the increased scale of our combined company will provide meaningful operational and financial benefits. In addition, with the significantly increased market capitalization, the combined company's common stock should appeal to a broader investor group going forward and provide your stockholders with a substantially more liquid market.

We have discussed with our advisors the various legal, financial and other requirements associated with this proposal and do not anticipate any difficulty in the prompt completion of due diligence, negotiation of a definitive agreement and consummation of this merger. We have taken the appropriate steps to maintain the confidentiality of this letter, and we believe that you are under no legal obligation to publicly disclose either this letter or its contents.

I am confident that you and your board of directors will view our proposal as a unique opportunity for AirGate stockholders to realize substantial value for their shares in a transaction that entails little execution risk and provides an opportunity to share in the growth prospects of the combined company. We are prepared to meet with you, your management team, your board and your advisors to quickly move forward. We are prepared to address any concerns that you may have and believe that there are no issues that we cannot resolve together.

I look forward to hearing from you shortly.

Sincerely,

/s/ David E. Sharbutt

David E. Sharbutt
Chairman and Chief Executive Officer
Alamosa Holdings, Inc.